Exhibit 3

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Jonathan D. Schiller, DC Bar No. 185496
Jonathan Sherman, DC Bar No. 468539
Jack A. Simms, DC Bar. No. 501921
BOIES, SCHILLER & FLEXNER LLP
5301 Wisconsin Avenue, NW
Washington, D.C. 20015
Telephone: (202) 237-2727
Fax: (202) 237-6131

Richard J. Pocker, NV Bar No. 3568
BOIES, SCHILLER & FLEXNER LLP
300 South Fourth Street
Suite 800
Las Vegas, NV 89101
Telephone: (702) 382-7300
Fax: (702) 382-2755

Attorneys for Plaintiffs

UNITED STATES DISTRICT COURT
DISTRICT OF NEVADA

D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.; LC CAPITAL MASTER FUND, LTD; LC CAPITAL / CAPITAL Z SPV, LP; MAGTEN ASSET MANAGEMENT CORP; MERCURY REAL ESTATE SECURITIES FUND LP; MERCURY REAL ESTATE SECURITIES OFFSHORE FUND LIMITED; BLACK HORSE CAPITAL LP; BLACK HORSE CAPITAL (QP) LP; BLACK HORSE CAPITAL OFFSHORE LTD; and PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED; Plaintiffs, -vs.- ARCHON CORPORATION, Defendant.	Case No. ____________ **COMPLAINT**

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Plaintiffs D. E. Shaw Laminar Portfolios, L.L.C., LC Capital Master Fund, Ltd., LC Capital / Capital Z SPV, LP, Magten Asset Management Corp, Mercury Real Estate Securities Fund LP, Mercury Real Estate Securities Offshore Fund Limited, Black Horse Capital LP, Black Horse Capital (QP) LP, Black Horse Capital Offshore Ltd. and Plainfield Special Situations Master Fund Limited (together, the "Plaintiffs"), by and through their attorneys, Boies, Schiller and Flexner LLP, allege the following as and for their complaint against defendant Archon Corporation ("Archon" or "Defendant"):

JURISDICTION AND VENUE

1. This Court has jurisdiction of this matter under 28 U.S.C. § 1332(a), as complete diversity of citizenship exists among the parties and the amount in controversy exceeds the sum of $75,000, exclusive of interest and costs.

2. This Court has personal jurisdiction over the Defendant named herein because the Defendant is a corporation organized under the laws of the State of Nevada with its principal place of business in Nevada.

3. Venue is proper in the District of Nevada pursuant to 28 U.S.C. § 1391 because the Defendant was formed under the laws of Nevada and has its principal place of business in Nevada, and because a substantial portion of the transactions and wrongs complained of herein occurred in Nevada.

STATEMENT OF THE CASE

4. Defendant Archon has unilaterally altered express terms of an agreement by failing to properly calculate compounding dividends with respect to shares of Archon preferred stock. Despite the agreement, Archon has calculated non-compounding — i.e., "simple" dividends — a calculation that runs contrary to the language of the agreement and substantially

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undervalues shares of Archon's preferred stock. Plaintiffs are shareholders of Archon's preferred stock. Archon's improper calculation of non-compounding dividends undervalues Plaintiffs' aggregate preferred shares by more than $7 million.

5. Archon is controlled by CEO and Chairman Paul Lowden. Lowden holds nearly 75% of Archon common shares. As a result of Archon's breaches of the agreement with respect to the preferred shares, Lowden is positioned to achieve — *personally* — a net benefit of more than $8.5 million dollars.

6. The law, however, does not permit Archon to avoid its contractual obligations through its improper calculations; controlling shareholder Lowden should not be — and is not — permitted the attendant personal windfall. Plaintiffs therefore bring this action against Archon for breach of the agreement governing the preferred shares, anticipatory breach of that same agreement and to obtain a judgment declaring that Archon is obligated under its agreement with plaintiffs to provide for calculation of compounding accrued and unpaid dividends with respect to the preferred shares.

PARTIES

7. Plaintiff D. E. Shaw Laminar Portfolios, L.L.C. ("Laminar"), is a limited liability company focusing primarily on credit opportunities related to investment strategies and is organized under the laws of the State of Delaware with its principal place of business in New York. As of the date of this Complaint, Laminar holds 707,550 shares of Exchangeable Preferred Stock, as that term is defined below.

8. Plaintiff LC Capital Master Fund, Ltd. ("LC Master Fund") is a Cayman Island exempted company with its principal place of business in the Cayman Islands.

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9. Plaintiff LC Capital / Capital Z SPV, LP is a Delaware Limited Partnership with its principal place of business in New York. As of the date of this Complaint, LC Master Fund and LC Capital / Capital Z SPV, LP hold, in the aggregate, 171,776 shares of Exchangeable Preferred Stock, as that term is defined below.

10. Plaintiff Magten Asset Management Corp. ("Magten"), a corporation, is an asset management company organized under the laws of the State of Delaware with its principal place of business in New York. As of the date of this Complaint, Magten holds 390,720 shares of Exchangeable Preferred Stock, as that term is defined below.

11. Plaintiff Mercury Real Estate Securities Fund LP ("Mercury Fund") is a Delaware limited partnership, the general partner of which is Mercury Mayfair LLC, a Delaware limited liability company with its principal place of business in Fairfield County, Connecticut. The members of Mercury Mayfair LLC reside in Fairfield County, Connecticut.

12. Plaintiff Mercury Real Estate Securities Offshore Fund Limited ("Mercury Offshore") is a British Virgin Islands company with its registered office at Tortola, British Virgin Islands. The investment advisor for Mercury Offshore is Mercury Real Estate Advisors LLC, a Delaware limited liability company the sole members of which are residents of Fairfield County, Connecticut. As of the date of the Complaint, Mercury Offshore and Mercury Fund (together, "Mercury") hold, in the aggregate, 419,468 shares of the Exchangeable Preferred Stock, as that term is defined below.

13. Plaintiffs Black Horse Capital LP and Black Horse Capital (QP) LP are limited partnerships organized in Delaware with their principal places of business in Charlotte, North Carolina.

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14. Plaintiff Black Horse Capital Offshore Ltd. is a corporation organized in the Cayman Islands with its principal place of business in the Cayman Islands. As of the date of the Complaint, Black Horse Capital LP, Black Horse Capital (QP) LP, and Black Horse Capital Offshore Ltd. (together "Black Horse") hold, in the aggregate, 153,751 shares of Exchangeable Preferred Stock, as that term is defined below.

15. Plaintiff Plainfield Special Situations Master Fund Limited ("Plainfield"), a Cayman Islands exempt company with its principal place of business in the Cayman Islands, is a private fund managed by Plainfield Asset Management LLC. As of the date of this Complaint, Plainfield holds 254,546 shares of Exchangeable Preferred Stock, as that term is defined below.

16. Defendant Archon Corporation is a corporation organized under the laws of the State of Nevada with its principal place of business in Nevada.

RELEVANT FACTS

Ownership of Exchangeable Preferred Stock

17. On or about September 30, 1993, Archon (then known as "Sahara Gaming Corporation") filed its Certificate of Designation (the "Certificate") of the Exchangeable Redeemable Preferred Stock of Archon with the Secretary of State of the State of Nevada. A true and correct copy of the Certificate is attached hereto as Exhibit A.

18. The Certificate authorized Archon to issue the Exchangeable Redeemable Preferred Stock (the "Exchangeable Preferred Stock"). *See* Ex. A.

19. According to Archon's definitive proxy statement (the "Proxy Statement") filed on June 1, 2007, with the Securities and Exchange Commission, as of May 11, 2007, there were 4,413,777 shares of Exchangeable Preferred Stock issued and outstanding. Further,

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according to the Proxy Statement, as of May 1, 2007, Paul Lowden, Chairman and CEO of Archon owned 18.4% of the Exchangeable Preferred Stock and 74.7% of Archon's common stock.

20. Plaintiffs collectively hold 2,097,811 shares of the Exchangeable Preferred Stock, which, based on the number of shares of Exchangeable Preferred Stock issued and outstanding as of May 11, 2007 set forth in the Proxy Statement, amounts to approximately: (i) 47% of all such shares issued and outstanding; and (ii) 57% of all such shares not owned by Paul Lowden.

The Certificate of Designation Governs the Exchangeable Preferred Stock

21. Paragraph 2 of the Certificate provides for payment to holders of Exchangeable Preferred Stock of cumulative and compounding cash dividends calculated as follows (the "Dividend Calculation Provision"): "a rate per annum per share (the "Dividend Rate") initially set at 8% of (i) $2.14 ***plus*** (ii) ***accrued but unpaid dividends as to which a Dividend Payment Date has occurred***." Ex. A at ¶ 2(a). (***emphasis added***). Dividends accrue from the date of issuance and are payable semi-annually (each semi-annual dividend period is defined in the Certificate as a "Dividend Period") in arrears on March 31 and September 30 of each year (or if any such day is not a business day, the first business day immediately following), commencing on March 31, 1994 (each such date, a "Dividend Payment Date"). *See* Ex. A at ¶2(a). The Certificate further provides that accrued but unpaid dividends on the Exchangeable Preferred Stock are "fully cumulative" — *i.e.*, the Exchangeable Preferred Stock "shall be fully cumulative and shall accrue (whether or not declared), on a daily basis . . ." *See* Ex. A at ¶2(a).

22. Paragraph 2 of the Certificate, including without limitation clause (ii) of the Dividend Calculation Provision, makes self-evident that accrued and unpaid dividends, which

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cumulate, compound at the then applicable Dividend Rate. The amount of accrued and unpaid dividends payable for any Dividend Period, therefore, includes "simple" dividends at the then applicable Dividend Rate on $2.14 ***plus*** compounded dividends at the then applicable Dividend Rate on all accrued and unpaid dividends; any such amount not paid in cash on the applicable Dividend Payment Date represents the cumulative accrued and unpaid amount as of such Dividend Payment Date.

23. In accordance with the Certificate, rather than pay the preferred dividends in cash or have them accrue, Archon was permitted on any or all of the first six Dividend Payment Dates to pay dividends on the Exchangeable Preferred Stock in the form of additional shares of Exchangeable Preferred Stock at the rate per annum of 0.08 additional shares of Exchangeable Preferred Stock for each share of Exchangeable Preferred Stock. On the first six Dividend Payment Dates, Archon elected to make such "payment in kind" dividend payments in lieu of cash dividends or accruing dividends.

24. Archon has never paid a cash dividend with respect to the Exchangeable Preferred Stock. Subsequent to the sixth Dividend Payment Date and through the date of this Complaint, Archon has chosen to accrue cumulative dividends at the then applicable Dividend Rate rather than pay the dividends in cash. Ex. A at ¶ 2(a).

25. The Dividend Rate was initially set as 8% per annum and increased, per the Certificate, to the maximum of 16% per annum for the March 2004 Dividend Payment Date.

The Redemption Price

26. Pursuant to the Certificate, the shares of the Exchangeable Preferred Stock may be redeemed at any time or from time to time, in whole or in part, at the election of Archon, upon notice and by resolution of Archon's Board of Directors (the "Board"). *See* Ex. A at ¶

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3(a). In the event of an optional redemption, holders of Exchangeable Preferred Stock "shall be entitled to receive . . . an amount per share equal" to a measurement identified in the Certificate as the "Liquidation Preference". Ex. A at ¶ 3(a). The "Liquidation Preference", in turn, is defined in the Certificate to be equal to "the sum of (i) $2.14, plus (ii) an amount equal to all accrued and unpaid dividends for the then current Dividend Period, through the date of liquidation, dissolution or winding up, plus all prior Dividend Periods, whether or not declared[.]" Ex. A at ¶ 7.

27. The Liquidation Preference per the Certificate is therefore calculated by multiplying the then applicable Dividend Rate for each Dividend Period by the sum of (a) $2.14 and (b) the aggregate amount of the accrued and unpaid dividends calculated on a compound basis for such Dividend Period.

Calculation of Fully Compounded Redemption Price

28. Because Archon has never paid any cash dividends with respect to the Exchangeable Preferred Stock, all dividends subsequent to the sixth Dividend Payment Date have accrued and compounded at the then applicable Dividend Rate in accordance with the Certificate.

29. As of the date of this Complaint, when accrued and unpaid dividends with respect to each share of Exchangeable Preferred Stock are compounded and calculated in accordance with the terms of the Certificate, the Liquidation Preference equals $8.69 per share (the "Fully Compounded Redemption Price").

The Proposed Redemption Price is in Violation of the Certificate

30. On July 31, 2007, Archon issued a Notice of Redemption and related Letter of Transmittal to the holders of outstanding shares of Exchangeable Preferred Stock announcing its intent to "redeem all of the outstanding shares of the [Exchangeable] Preferred Stock issued

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and outstanding as of the close of business on August 31, 2007" (the "Notice"). The Notice states that issued and outstanding shares of the Exchangeable Preferred Stock will be redeemed at "the redemption price of $5.241 per share" (the "Proposed Redemption Price").

31. The Notice also states that, upon redemption, the Exchangeable Preferred Stock will "be delisted from further trading."

32. Archon's calculation of the Proposed Redemption Price applies the per annum rate to the amount $2.14 *but does not apply it to* the "amount equal to all accrued and unpaid dividends."

33. As set forth above, the Certificate expressly provides that the Liquidation Preference is calculated by applying the per annum rate to the "sum of (i) $2.14, ***plus*** (ii) an amount equal to all accrued and unpaid dividends for the then current Dividend Period, through the date of liquidation, dissolution or winding up, plus all prior Dividend Periods, whether or not declared[.]" Ex. A at ¶ 7. (***emphasis added***).

34. Archon's calculation of accrued and unpaid dividends as of the record date of the proposed optional redemption ignores clause (ii) of the Dividend Calculation Provision and is therefore calculated in a manner contrary with the express terms of the Certificate.

Effective Difference between the Fully Compounded Redemption Price and Proposed Redemption Price

35. The difference between the Fully Compounded Redemption Price and Archon's Proposed Redemption Price is $3.45 per share of Exchangeable Preferred Stock.

36. Per the terms of the Certificate, and applying the Fully Compounded Redemption Price, Plaintiffs' aggregate ownership of the Exchangeable Preferred Stock is valued as $18,229,978.

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37. Archon's improper Proposed Redemption Price is calculated in a manner contrary to the Certificate and incorrectly values Plaintiffs' aggregate ownership of the Exchangeable Preferred Stock as $10,994,627.

38. The difference between the proper valuation of Plaintiffs' aggregate ownership of Exchangeable Preferred Stock and Archon's improper valuation of Plaintffs' aggregate ownership of Exchangeable Preferred Stock is $7,235,351.

39. By effectuating the proposed optional redemption, Paul Lowden (the Chairman and CEO of Archon), as a holder of approximately 75% of the shares of Archon's common stock and approximately 18% of the shares of Exchangeable Preferred Stock, stands to receive a net benefit of approximately $8.7 million.

40. Archon has previously attempted to undervalue the Exchangeable Preferred Shareholders' interests by disclosing redemption prices for the Exchangeable Preferred Stock in its public filings without properly compounding accrued and unpaid dividends pursuant to the Certificate.

41. Prior to filing this complaint, representatives of certain Plaintiffs, including, Magten and Mercury, notified Archon that its previously stated redemption prices failed to compound accrued and unpaid dividends. Archon has, however, refused to acknowledge the proper dividend calculation under the Certificate.

BREACH OF CONTRACT
(COUNT I)

42. Plaintiffs reallege and incorporate by reference paragraphs 1-41 as set forth above.

43. The Certificate is a valid agreement.

44. The Certificate governs the Exchangeable Preferred Stock.

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45. The calculation of dividends of the Exchangeable Preferred Stock is governed by Paragraph 2(a) of the Certificate.

46. Plaintiffs have fully performed under the terms of the Certificate.

47. Plaintiffs purchased the Exchangeable Preferred Stock for valuable consideration.

48. In exchange for the consideration, Archon agreed to be bound by all terms of the Certificate, including the calculation of dividends contained in the Certificate.

49. Archon's calculation of the redemption price does not take into account the compounding of unpaid and accrued dividends as required by the terms of the \Certificate.

50. Although not required to do so, Plaintiffs have notified Archon of its breach of the Certificate.

51. Archon has been non-responsive to inquiries from certain of the Plaintiffs and has failed to acknowledge the validity of the dispute regarding the calculation of the Liquidation Preference.

52. Archon's calculation of the Proposed Redemption Price without compounding dividends amounts to an unauthorized and unilateral amendment to the Certificate that materially and adversely affects the rights of the Plaintiffs as holders of the Exchangeable Preferred Stock and was done without the required approval of two-thirds of the Exchangeable Preferred Stock holders as set forth in the Certificate.

53. Archon is in breach of the Certificate and is liable to Plaintiffs for any and all damages arising from the failure to compound dividends, its unauthorized unilateral amendment to the Certificate and for Plaintiffs' attorneys' fees, expenses and costs incurred in enforcing Plaintiffs' rights under the Certificate.

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CLAIM FOR ANTICIPATORY BREACH OF CONTRACT
(COUNT II)

54. Plaintiffs reallege and incorporate by reference paragraphs 1-53 as set forth above.

55. As set forth above, Archon's Notice announced its intent to redeem all of the outstanding shares of the Exchangeable Preferred Stock issued and outstanding as of the close of business on August 31, 2007 at the proposed redemption price of $5.241 per share.

56. As set forth above, Archon's calculation of the proposed redemption price contained in the Notice does not take into account the compounding of unpaid and accrued dividends as required by the terms of the Certificate.

57. Archon's Notice announcing the proposed redemption price of $5.241 per share of Exchangeable Preferred Stock is a clear, positive and unequivocal repudiation of its duties under the terms of the Certificate.

58. Archon's issuance of the Notice with the proposed redemption price is an anticipatory repudiation and material breach of the Certificate and Archon is liable to Plaintiffs for any and all damages arising from the failure to discharge its duties under the Certificate and for Plaintiffs' attorneys' fees, expenses and costs incurred in enforcing Plaintiffs' rights under the Certificate.

CLAIM FOR DECLARATORY RELIEF
PURSUANT TO 28 U.S.C. § 2201
(COUNT III)

59. Plaintiffs reallege and incorporate by reference paragraphs 1-58 as set forth above.

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60. An actual controversy has arisen and now exists between Plaintiffs and Archon concerning the calculation of dividends and Liquidation Preference of the Exchangeable Preferred Stock, which is governed by Paragraph 2(a) of the Certificate.

61. The parties are unable to agree upon the proper methodology for calculating accrued and unpaid cash dividends and the Liquidation Preference under that Paragraph 2 of the Certificate.

62. Plaintiffs claim that dividends on the Exchangeable Preferred Stock accumulate at a compounded rate, while Archon has determined to calculate the accrued dividends without compounding.

63. Plaintiffs are holders of Exchangeable Preferred Stock whose interests are damaged by Archon's calculation, which undervalues Plaintiffs' Exchangeable Preferred Stock.

64. The difference of $7,235,351 between the proper valuation of Plaintiffs' aggregate ownership of Exchangeable Preferred Stock and Archon's improper valuation of Plaintiffs' aggregate ownership of Exchangeable Preferred Stock, is substantial.

65. The Certificate contains no mechanism for dispute resolution or form of relief for breach thereof.

66. Per the Notice, the proposed optional redemption will take place on August 31, 2007.

67. A judicial declaration is therefore necessary and appropriate.

68. Accordingly, Plaintiffs seek a declaratory judgment from this Court: (a) establishing that the proper calculation of dividends under the Certificate involves a compounded rate; and (b) providing for Plaintiffs' attorneys' fees, expenses and costs incurred in obtaining this declaration.

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PRAYER FOR RELIEF

WHEREFORE, Plaintiffs respectfully request this Court enter an Order: (a) finding Archon has breached its obligations under the Certificate and awarding Plaintiffs full compensation of any and all available damages suffered by Plaintiffs as a result of Archon's breach of the Certificate; (b) finding that Archon's issuance of the Notice with the improper redemption price is anticipatory breach of a material term of the Certificate and awarding Plaintiffs full compensation of any and all available damages suffered as a result of Archon's anticipatory breach of the Certificate; (c) declaring that if Archon elects to redeem the Exchangeable Preferred Stock, the dividends be properly calculated and compounded per the terms of the Certificate in an amount no less than $7,235,351 up through and including the date of final judgment; (d) an order calling for Archon to reimburse Plaintiffs' attorneys' fees, expenses and costs incurred in enforcing Plaintiffs rights; and (e) such other and further relief as the Court may deem appropriate.

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DEMAND FOR JURY TRIAL

Pursuant to Rule 38(b) of the Federal Rules of Civil Procedure, Plaintiffs hereby demand a trial by jury of all triable issues as of right by jury in the above action.

DATED this 27th day of August, 2007.

By: ______________________

Richard J. Pocker, NV Bar No. 3568
BOIES, SCHILLER & FLEXNER LLP
300 South Fourth Street
Suite 800
Las Vegas, NV 89101
Telephone: (702) 382-7300
Fax: (702) 382-2755

Jonathan D. Schiller, DC Bar No. 185496
Jonathan Sherman, DC Bar No. 468539
Jack A. Simms, DC Bar. No. 501921
BOIES, SCHILLER & FLEXNER LLP
5301 Wisconsin Avenue, NW
Washington, D.C. 20015
Telephone: (202) 237-2727
Fax: (202) 237-6131

Attorneys for Plaintiffs

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Exhibit A

CERTIFICATE OF DESIGNATION OF THE EXCHANGEABLE REDEEMABLE PREFERRED STOCK (Par Value $.01 Per Share) OF SAHARA GAMING CORPORATION

Pursuant to Section 78.195 of the

Nevada Revised Statutes

The undersigned duly authorized officers of Sahara Gaming Corporation, a corporation organized and existing under the Nevada Revised Statutes, as amended (the “Company”), in accordance with the provisions of Section 78.195 therefore, DO HEREBY CERTIFY;

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the Board of Directors of the Company (the “Board of Directors”) on August 20, 1993, adopted the following resolution creating a series of 9,000,000 shares of Preferred Stock, $.01 per share par value;

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by provisions of the Articles of Incorporation of the Company (the “Articles of Incorporation”), and the Nevada Revised Statutes, as amended, the insuance of a series of the Company’s preferred stock, par value $.01 per share (the “Preferred Stock”), which shall consists of 9,000,000 of the 20,000,000 shares of Preferred Stock that the Company now has authority to issue, be and the same hereby is, authorized, and the Board of Directors hereby fixes the voting powers, designations, preferences, limitations, restrictions and relative rights, and the qualifications, limitations and restrictions of such rights, of the shares of such series (in addition to the voting powers, designations, preferences, limitations, restrictions and relative rights and the qualifications, limitations and restrictions of such rights, set forth in the Articles of Incorporation that may be applicable to the Preferred Stock) as follows:

1. Designation and Rank. The designation of such series of the Preferred Stock authorized by this resolution shall be the Exchangeable Redeemable Preferred Stock (the “Exchangeable Preferred Stock”). The maximum number of shares of Exchangeable Preferred Stock shall be 9,000,000, Shares of the Exchangeable Preferred Stock shall have a liquidation preference of $2.14 per share plus accrued and unpaid dividends, thereon, subject to Section 7(a). The Exchangeable Preferred Stock shall rank prior to the common stock, par value $0.01 per share (the “Common Stock”) and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the “Junior Stock”), other than any class or series of equity securities of the Company ranking on a parity with (the “Parity Stock”) or senior to (the “Senior Stock”) the Exchangeable Preferred Stock as to dividend rights and/or rights upon liquidation, dissolution or winding up of the Company. The Exchangeable Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding. The Exchangeable Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock, to the extent not expressly prohibited by the Company’s Articles of Incorporation, with respect to the payment of dividends and/or rights upon liquidation, dissolution or winding up of the company.

2. Cumulative Dividends Priority.

(a) Payment of Dividends. The holders of record of shares of Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, cumulative cash dividends at a rate per annum per share (the “Dividend Rate”) initially set at 8% of (i) $2.14 plus (ii) accrued but unpaid dividends as to which a Dividend Payment Date (as defined below) has occurred. Dividends shall accrue from the date of issuance and be payable semi-annually in arrears on the 31st day of March and the 30th day of September in each year (or if such day is a non-business day, on the next business day), commencing on March 31, 1994 (each of such dates a “Dividend Payment Date”); provided, however, that on any or all of the first six Dividend Payment Dates the Company may, at its option, pay dividends on the Exchangeable Preferred Stock in the form of additional shares of Exchangeable Preferred Stock at the rate per annum of 0.08 shares of additional Exchangeable Preferred Stock for every share of Exchangeable Preferred Stock entitled to received a dividend. If all Exchangeable Preferred Stock has not been redeemed prior to the tenth Dividend Payment Date, the Dividend Rate will increase on the tenth Dividend Payment Date to the rate per annum per share of 11% and will thereafter increase by an additional 0.50% per annum per share on each Dividend Payment Date until either the Dividend Rate reaches a rate per annum per share of 16% or the Exchangeable Preferred Stock is redeemed or exchanged by the Company as set forth herein. In no circumstances will the Dividend Rate exceed 16% per annum per share. Each declared dividend shall be payable to holders of record as they appear on the stock books of the Company at the close of business on such record dates as are determined by the Board of Directors or a duly authorized committee thereof (each of such dates a “Record Date”), which Record Dates shall be not more than 45 calendar days nor fewer than 10 calendar days preceding the Dividend Payment Dates therefor. Semi-annual dividend periods (each a “Dividend Period”) shall commence on and include the 31st day of March and the 30th day of September of each year and shall end on and include the date next preceding the next following Dividend Payment Date. Dividends on the Exchangeable Preferred Stock shall be fully cumulative and shall accrue (whether or not declared), on a daily basis, from the first day of each Dividend Period; provided, however, that the initial semi-annual dividend payable on March 31, 1994 and the amount of any dividend payable for any other Dividend Period shorter than a full Dividend Period shall be computed on the basis of a 360-day year composed of twelve 30-day months and the actual number of days elapsed in the relevant Dividend Period.

(b) Priority as a Dividends.

(i) No dividends in any form shall be declared or paid or set apart for payment on any Preferred Stock that constitutes Parity Stock with respect to dividends for any period unless full dividends on the Exchangeable Preferred Stock for the immediately preceding Dividend Period have been or contemporaneously are declared and paid. No cash dividends shall be declared or paid or set apart for payment on any Parity Stock for any period unless full cash dividends on the Exchangeable Preferred Stock for the immediately preceding Dividend Period have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment). When dividends are not paid in full (or not declared and a sum sufficient for such full payment not so set apart) upon the Exchangeable Preferred Stock and any Parity Stock all dividends declared upon shares of Exchangeable Preferred Stock and any Parity Stock shall be declared pro rata with respect thereto, so that in all cases the amount of dividends declared per share on the Exchangeable Preferred Stock and such Parity Stock shall bear to each other the same ratio that accrued dividends per share for the then-current Dividend Period on the shares of Exchangeable Preferred Stock (which shall include any accumulation in respect of unpaid dividends for prior Dividend Periods) and dividends, including accumulations, if any, on such Parity Stock, bear to each other.

(ii) Before (1) any dividend or other distribution (other than in Common Stock or other Junior Stock) shall be declared or paid or set aside for payment upon the Common Stock or any other Junior Stock or (2) any Common Stock or any other Junior Stock is redeemed, purchased or otherwise acquired by the Company for any consideration (or any moneys are paid to or made available for a sinking fund for the redemption of any shares of any such stock) except by conversion into or exchange for Common Stock or any other Junior Stock, (A) full cash dividends on the Exchangeable Preferred Stock must be declared and paid or funds paid over to the dividend disbursing agent of the Company for payment of such dividends for the immediately preceding two Dividend Periods (or such lesser number of Dividend Periods during which the shares of Exchangeable Preferred Stock have been outstanding) and (B) a full cash dividend on the Exchangeable Preferred Stock must be declared at the annual Dividend Rate for the current Dividend Period, and sufficient funds paid over to the dividend disbursing agent of the Company for the payment of a cash dividend at the end of such Dividend Period. The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company if under the preceding sentence the Company would be prohibited from purchasing or otherwise acquiring such shares at such time and in such manner.

(iii) No dividend shall be paid or set aside for holders of Exchangeable Preferred Stock for any Dividend Period unless full dividends on any Preferred Stock that constitutes Senior Stock with respect to dividends for that period have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment).

3. Optional Redemption.

(a) General.

(i) Subject to the applicable restrictions set forth in this Section 3 and applicable law, the shares of Exchangeable Preferred Stock may be redeemed, in whole or in part, at the election of the Company, upon notice as provided in Section 3(b), by resolution of the Board of Directors, at any time or from time to time, at a redemption price equal to the Liquidation Preference. On and after any such redemption date, dividends shall cease to accrue on the shares redeemed, and such shares shall be deemed to cease to be outstanding, provided that the redemption price (including any accrued and unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

(ii) If less than all the outstanding shares of Exchangeable Preferred Stock are to be redeemed, the Company shall select at its absolute discretion the shares to be redeemed pro rata or by lot.

(b) Notice of Redemption.

(i) Notice of any redemption of shares of Exchangeable Preferred Stock, setting forth (1) the date and place fixed for said redemption, (2) the redemption price, (3) a statement that dividends on the shares to be redeemed will cease to accrue on such redemption date and (4) the method(s) by which the holders may surrender their redeemed shares and obtain payment therefor, shall be mailed, postage prepaid, at least 30 days but not more than 90 days prior to said redemption date to each holder of record of the Exchangeable Preferred Stock to be redeemed at his or her address as the same shall appear on the books of the Company. If less than all the shares of the Exchangeable Preferred Stock owned by such holder are then to be redeemed, the notice shall specify the number of shares thereof are to be redeemed and the numbers of the certificates representing such shares.

(ii) If such notice of redemption shall have been so mailed, and if on or before the redemption data specified in such notice all funds necessary for such redemption shall have been set aside by the Company separate and apart from its funds, in trust for the account of the holders of the shares so to be redeemed, so as to be and continue to be available therefor, then, on and after said redemption date, notwithstanding that any certificate for shares of the Exchangeable Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares of the Exchangeable Preferred Stock, so called for redemption shall forthwith cease and terminate, except only the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Company) of their certificates.

(iii) If such notice of redemption shall have been so mailed, and if on or before the date of redemption specified in such notice all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Exchangeable Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company named in such notice doing business in the City of New York or the State of Nevada and having combined capital and surplus of at least $50,000,000, thereupon and without awaiting the redemption date, all shares of the Exchangeable Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made, shall be deemed to be no longer outstanding, and all rights with respect to such shares of the Exchangeable Preferred Stock shall forthwith upon such deposit in trust cease and terminate, except only the right of the holders thereof on, or after the redemption date to receive from such deposit the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment to transfer, if required by the Company) of their certificates. In case the holders of shares of the Exchangeable Preferred Stock that shall have been redeemed shall not within two years (or any longer period if required by law) after the redemption date claim any amount to deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Company any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Company for payment of the redemption price thereof, but without interest.

(c) Status of Shares Redeemed. Shares of Exchangeable Preferred Stock redeemed, purchased or otherwise acquired for value by the Company, shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Company at any time as shares of any series of Preferred Stock other than as shares of Exchangeable Preferred Stock.

4. Optional Exchange.

(a) Exchange; Terms of Subordinated Notes. Any Exchangeable Preferred Stock that has not been redeemed on or prior to the tenth Dividend Payment Date may be exchanged, in whole or in part, at the election of the Company, upon notice as provided in Section 4(c), by resolution of the Board of Directors, at any time or from time to time on or after the Tenth Dividend Payment Date, for Junior Subordinated Notes (the “Junior Subordinated Notes”) issued by the Company. If any Exchangeable Preferred Stock is exchanged in part by the Company, such exchange shall be pro rata or by lot. The principal amount of any Junior Subordinated Notes issued in exchange for Exchangeable Preferred Stock shall be equal to the Liquidation Preference of such Exchangeable Preferred Stock. The Junior Subordinated Notes will mature on the 15th anniversary of the date of the original issuance of the Exchangeable Preferred Stock and will best interest at an annual rate of 11%, payable semi-annually on the Dividend Payment Dates. The Junior Subordinated Notes may be redeemed, in whole or in part, at the election of the Company, by resolution of the Board of Directors, at any time and from time to time for an amount equal to the principal amount plus accrued but unpaid interest at the date of redemption. No sinking fund payments will be required with respect to the Junior Subordinated Notes.

(b) Other Terms. The Junior Subordinated Notes will be governed by an indenture containing in addition to the terms described in Section 4(a), such terms and conditions as the Board of Directors may approve and such terms and conditions as may be required by then applicable law.

(c) Notice of Exchange.

(i) Notice of any such exchange, setting forth (1) the date and place fixed for said exchange, (2) the principal value of the Junior Subordinated Notes to be exchanged for outstanding Exchangeable Preferred Stock, (3) a statement that dividends on the shares to be exchanged will cease to accrue on such exchange date and (4) the method(s) by which the holders may surrender their shares of Exchangeable Preferred Stock and obtain Junior Subordinated Notes in exchange therefor, shall be mailed, postage prepaid, at least 30 days but not more than 90 days prior to said exchange date so each holder of record of the Exchangeable Preferred Stock to be redeemed at his or her address as the same shall appear on the books of the Company.

(ii) If such notice of exchange shall have been so mailed and on or before the exchange date specified in the notice, the Company has delivered the Junior Subordinated Notes to an exchange agent then, on and after said exchange date, notwithstanding that any certificate for shares of the Exchangeable Preferred Stock so called for exchange shall not have been surrendered for cancellation, the shares represented thereby so called for exchange shall be deemed to be no longer outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares of the Exchangeable Preferred Stock so called for exchange shall forthwith cease and terminate, except only the right of the holders thereof to receive Junior Subordinated Notes in exchange therefor upon surrender of their certificates.

(d) Status of Shares Exchanged. Shares of Exchangeable Preferred Stock exchanged for Junior Subordinated Notes shall, after such exchange, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Company at any time as shares of any series of Preferred Stock other than as shares of Exchangeable Preferred Stock.

5. Voting Rights.

(a) General Voting Rights. Except as expressly provided hereinafter in this Section 5, or at otherwise from time to time required by applicable law, the Exchangeable Preferred Stock shall have no voting rights.

(b) Voting Rights on Extraordinary Matters. So long as any shares of Exchangeable Preferred Stock are outstanding and unless the consent or approval of a greater number of shares shall then be required by applicable law, without first obtaining the approval of the holders of at least two-thirds of the number of shares of Exchangeable Preferred Stock at the time outstanding (voting separately as a class) given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class or, by written consent in lieu thereof, the Company shall not, either directly or indirectly or through merger, consolidation, reorganization or other business combination with any other company, (i) authorize, create, issue or increase the authorized or issued amount of any Preferred Stock that constitutes Senior Stock or Parity Stock, or any warrants, options or other rights convertible or exchangeable into Senior Stock or Parity Stock or (ii) amend, alter, repeal, or otherwise change any provision of its Articles of Incorporation or this resolution so as to materially and adversely affect the rights, preferences, power or privileges of the Exchangeable Preferred Stock. The creation or issuance of Preferred Stock that constitutes Exchangeable Preferred Stock or Junior Stock, or a merger, consolidation or reorganization or other business combination in which the Company is not the surviving entity, or any amendment that increases the number of authorized shares of Preferred Stock that constitutes Exchangeable Preferred Stock or Junior Stock or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for the Company, shall not be considered to be such a material and adverse change requiring a separate vote of the holders of the Exchangeable Preferred Stock.

(c) Election of special directors. If dividends in an amount equal to dividend payments for one Dividend Period have accrued and remain unpaid for two years, holders of Sahara Gaming Preferred Stock will have the right to a separate class vote to elect two special directors to the board of Sahara Gaming (in addition to the then authorized number of directors) at the next annual meeting of stockholders. Upon payment of all dividend arrearages, holders of Sahara Gaming Preferred Stock will be divested of such voting rights until any future time when dividends in an amount equal to dividend payments for one Dividend Period have accrued and remained unpaid for two years. The terms of the special directors will thereupon nominate and the authorized number of directors will be reduced by two.

(d) One Vote Per Share. In connection with any matter on which holders of the Exchangeable Preferred Stock are entitled to vote as provided in subparagraphs (b) or (c) above, or any matter on which the holders of the Exchangeable Preferred Stock are entitled to vote as one class or otherwise pursuant to law or the provisions of the Articles of Incorporation, each holder of Exchangeable Preferred Stock shall be entitled to one vote for each share of Exchangeable Preferred Stock held by such holder.

6. No Sinking Fund. No sinking fund will be established for the retirement or redemption of shares of Exchangeable Preferred Stock.

7. Liquidation Rights; Priority.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and after payment or provision for payment of Preferred Stock that constitutes Senior Stock with respect to the liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of the Exchangeable Preferred Stock shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus, whether or not any dividends as such are declared and before any distribution shall be made to the holders of the Common Stock or any other class of stock or series thereof ranking junior to the Exchangeable Preferred Stock with respect to the distribution of assets, an amount (the “Liquidation Preference”) per share equal to the sum of (i) $2.14, plus (ii) an amount equal to all accrued and unpaid dividends for the then current Dividend Period, through the date of liquidation, dissolution or winding up, plus all prior Dividend Periods, whether or not declared, plus (iii) if, within five years of the initial issuance of the Exchangeable Preferred Stock, all or substantially all of the assets of the Company are sold or the Company merges with or into any entity as a result of which the stockholders of the Company hold less than 50% of the equity interests of the surviving entity, an amount equal to the lesser of (1) the Designated Amount (as defined below) divided by the total number of shares of Exchangeable Preferred Stock then outstanding and (2) $0.7143. The “Designated Amount” shall be an amount equal to $5 million less the result of (x) the aggregate amount distributable to all holders of shares of Exchangeable Preferred Stock pursuant to (i) above minus (y) $14.98 million. Unless specifically designated as junior or senior to the Exchangeable Preferred Stock with respect to the distribution of assets, all other series or classes of Preferred Stock of the Company shall rank on a parity with the Exchangeable Preferred Stock with respect to the distribution of assets.

(b) Nothing contained in this Section 7 shall be deemed to prevent redemption or exchange of shares of the Exchangeable Preferred Stock by the Company in the manner provided in Section 3 or Section 4, as the case may be. Neither the merger nor consolidation of the Company into or with any other company, nor the merger or consolidation of any other company into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 7.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders of record of the Exchangeable Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

(d) If the amounts available for distribution with respect to the Exchangeable Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Exchangeable Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Exchangeable Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of the Exchangeable Preferred Stock shall mean the amounts specified in Section 7(a) and in the case of any other series of Preferred Stock may include accumulated dividends if contemplated by such series) to which they are entitled.

IN WITNESS WHEREOF, this certificate has been signed by Paul W. Lowden and Stephen J. Szapor, Jr. as of September 30, 1993.

SAHARA GAMING CORPORATION

By:
Name:	Paul W. Lowden
Title:	President and Chairman of the Board

By:
Name:	Stephen J. Szapor, Jr.
Title:	Assistant Secretary

STATE OF NEVADA	)
	)	ss.
COUNTY OF CLARK	)

On 9-30-93, personally appeared before me, a notary public, Paul W. Lowden, personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.

Notary Public

STATE OF NEVADA	)
	)	ss.
COUNTY OF CLARK	)

On 9-30-93, personally appeared before me, a notary public, Stephen J. Szapor, Jr., personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.

Notary Public